Exhibit (a)(16)

First Albany Companies Inc. Announces Termination of Offer to Eligible Employees

ALBANY, N.Y.--(BUSINESS WIRE)--May 17, 2007--First Albany Companies Inc. (NASDAQ: FACT) today announced its determination to amend and terminate its offer to eligible employees of the opportunity to rescind certain restricted stock award agreements held by such eligible employees in return for an award of stock appreciation rights. The offer is described in the Offer with Respect to Outstanding Restricted Shares Issued under the First Albany Companies Inc. 1999 Long-Term Incentive Plan, as Amended and Restated from Time to Time (the "1999 Plan"), the First Albany Companies Inc. 2001 Long-Term Incentive Plan, as Amended and Restated from Time to Time (the "2001 Plan") and the First Albany Companies Inc. Restricted Stock Inducement Plan for Stock Appreciation Rights under the 1999 Plan and the 2001 Plan, dated March 27, 2007 (the "Offer"). As previously announced, the Company has entered into an Investment Agreement with MatlinPatterson FA Acquisition LLC pursuant to which the Company agreed to terminate the Offer and its previously announced plans to reprice outstanding employee stock options. The Offer will terminate as of 11:59 p.m. EDT, May 23, 2007. As a result of this termination, the Company will not accept any tendered eligible restricted shares and all such shares shall remain outstanding pursuant to their original terms and conditions, including their vesting schedule.

About First Albany

First Albany Companies Inc. (NASDAQ: FACT) is an independent investment bank that serves the institutional market, state and local governments and the growing corporate middle market by providing clients with strategic, research-based investment opportunities, as well as advisory and financing services. First Albany offers a diverse range of products through its Equities and Municipal Capital Markets divisions, as well as through Descap Securities Inc., its MBS/ABS trading subsidiary, and FA Technology Ventures Inc., its venture capital division. First Albany maintains offices in major business and commercial markets.

This press release contains "forward-looking statements." These statements are not historical facts but instead represent the Company's belief regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company's control. The Company's forward-looking statements are subject to various risks and uncertainties, including the conditions of the securities markets, generally, and acceptance of the Company's services within those markets and other risks and factors identified from time to time in the Company's filings with the Securities and Exchange Commission. It is possible that the Company's actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in its forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements. The Company does not undertake to update any of its forward-looking statements.

Notice to Shareholders

In connection with the proposed Investment Agreement, the Company will prepare a proxy statement for the Company's shareholders to be filed with the Securities and Exchange

Commission. The proxy statement will contain information about the Company, the proposed Investment Agreement and related matters. SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY WHEN IT IS AVAILABLE, AS IT WILL CONTAIN IMPORTANT INFORMATION THAT SHAREHOLDERS SHOULD CONSIDER BEFORE MAKING A DECISION ABOUT THE INVESTMENT AGREEMENT. In addition to receiving the proxy statement from the Company by mail, shareholders will be able to obtain the proxy statement, as well as other filings containing information about the Company, without charge, from the Securities and Exchange Commission's website (http://www.sec.gov) or, without charge, from the Company's website at www.fac.com or by directing such request to First Albany Companies Inc., 677 Broadway, Albany, New York 12207, Attention: Investor Relations.

The Company and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the Investment Agreement. Information concerning the Company and its directors and executive officers is set forth in the Company's proxy statement and Annual Report on Form 10-K previously filed with the SEC, and will be set forth in the proxy statement relating to the Investment Agreement when it becomes available.

CONTACT: First Albany Companies

C. Brian Coad, 212-273-7120
Chief Financial Officer

SOURCE:	First Albany Companies Inc.

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